Exhibit 99.2
KPMG

ALLIANCE OPERATIONS

Combined Statements of Revenues
and Direct Operating Expenses

December 31, 2007 and 2006

(With Independent Auditors’ Report Thereon)

Independent Auditors' Report

The Partners
Hillwood Oil & Gas, LP:

We have audited the accompanying combined statements of revenues and direct operating expenses of the Alliance Operations (the Alliance Operations), acquired on August 8, 2008 by Quicksilver Resources Inc., for each of the years in the two-year period ended December 31, 2007. These statements are the responsibility of Hillwood Oil & Gas, LP’s management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statements of revenues and direct operating expenses are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Alliance Operations’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in note 1 to the combined statements of revenues and direct operating expenses. These statements are not intended to be a complete presentation of the Alliance Operations’ revenues and expenses.

In our opinion, the combined statements of revenues and direct operating expense referred to above present fairly, in all material respects, the combined revenues and direct operating expenses of the Alliance Operations for each of the years in the two-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Dallas, Texas
September 10, 2008

ALLIANCE OPERATIONS

Combined Statements of Revenues
and Direct Operating Expenses

December 31, 2007 and 2006

	2007	2006
Revenues:
Revenues from royalty interests	$13,791,978	8,387,473
Revenues from working interests	53,816,444	31,529,909
Pipeline revenues	1,002,423	612,964
Total revenues	68,610,845	40,530,346

Direct operating expenses:
Lease operating expenses	5,887,752	3,220,945
Gathering and processing expenses	4,446,551	2,456,883
Production and other taxes	4,292,269	1,498,372
Total direct operating expenses	14,626,572	7,176,200
Excess of revenues over direct operating expenses	$53,984,273	33,354,146

See accompanying notes to combined statements of revenues and direct operating expenses.

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ALLIANCE OPERATIONS

Notes to Combined Statements of Revenues
and Direct Operating Expenses

December 31, 2007 and 2006

(1)	Basis of Presentation

On July 3, 2008, Quicksilver Resources Inc. (Quicksilver) entered into Purchase and Sale Agreements (the Agreements) with various private parties including Hillwood Oil & Gas, LP, Nortex Minerals, LP, Chief Resources, LP, and Collins and Young, LP (collectively, the Sellers) to acquire producing, leasehold, royalty, and mid-stream assets, associated with the Barnett Shale formation in northern Tarrant and southern Denton counties of Texas (collectively, the Alliance Operations). The acquisition was effective April 1, 2008 (the Effective Date) and closed on August 8, 2008 for an adjusted total purchase price of approximately $1.257 billion, subject to contractual post-closing adjustments as set forth in the Agreements. The purchase price was comprised of approximately $1.0 billion in cash and 10.4 million shares of Quicksilver common stock with an agreed upon value of $256.5 million. The agreed upon fair value of the common stock issued in the transaction was based on the volume weighted average price for the 15 consecutive trading days immediately prior to August 5, 2008.

Total revenues in the accompanying combined statements of revenues and direct operating expenses consisted of total production of 11,926 MMcf from 52 average producing wells in 2007 as compared to total production of 6,902 MMcf from 29 average producing wells in 2006. These wells were operated by Chief Resources, LP. In addition, total revenues in 2007 include approximately $0.2 million of revenues from working interests related to 22 wells acquired by the Sellers in November 2007, which were operated by Hillwood Oil & Gas, LP.

The Sellers did not prepare separate stand-alone historical financial statements for the Alliance Operations in accordance with accounting principles generally accepted in the United States of America. Accordingly, it is not practicable to identify all assets and liabilities, or other indirect operating costs applicable to the Alliance Operations. The combined statements of revenues and direct operating expenses are presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission Regulation S-X, and are not necessarily indicative of the results of operations for the properties in future periods due to the exclusion of certain expenses. The accompanying combined statements of revenues and direct operating expenses were compiled from the historical accounting records of the Sellers who operated the properties.

Certain excluded expenses as further described in note 5 were not allocated to the Alliance Operations’ historical financial records. Any attempt to allocate these expenses would require significant and judgmental allocations, which would be arbitrary and may not be indicative of the performance of the properties had they been owned by Quicksilver.

These combined statements of revenues and direct operating expenses do not represent a complete set of financial statements reflecting financial position, results of operations, shareholders’ equity, and cash flows of the Alliance Operations and may not be indicative of the combined results of operations for the Alliance Operations going forward.

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ALLIANCE OPERATIONS

Notes to Combined Statements of Revenues
and Direct Operating Expenses

December 31, 2007 and 2006

(2)	Significant Accounting Policies

(a)	Principles of Combination and Use of Estimates

All significant intercompany transactions and balances have been eliminated. Accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the amounts reported in the combined statements of revenues and direct operating expenses. Actual results could be different from those estimates.

(b)	Revenue Recognition

Total revenues in the accompanying combined statements of revenues and direct operating expenses include the sale of natural gas and mid-stream related revenue. Because certain of the Sellers represent the original surface and mineral owners, the acquisition by Quicksilver includes a significant royalty interest in the Alliance Operations as well as substantially all of the working interests. The Sellers recognize revenues based on the amount of natural gas sold to purchasers when delivery to the purchaser has occurred and title has transferred. Total revenues do not include the effect of hedges on production from these properties because hedging activities of the Sellers may not be reflective of the strategy that might be used by Quicksilver.

(c)	Direct Operating Expenses

Direct operating expenses are recognized when incurred and consist of direct expenses associated with the Alliance Operations. The direct operating expenses include lease operating, gathering, processing, and production and other tax expense. Lease operating expenses include lifting costs, well repair expenses, surface repair expenses, well workover costs, and other field expenses. Gathering and processing expenses include maintenance and repair and other operating costs. Lease operating and gathering and processing expenses also include expenses directly associated with support personnel, support services, equipment, and facilities directly related to natural gas production activities. Production and other taxes consist of severance and ad valorem taxes.

(3)	Related-Party Transactions

In 2006, approximately 3,387 MMcf totaling $20.8 million of the natural gas production from the Alliance Operations was sold to wholly owned affiliates of the Sellers. The products sold to the Sellers’ affiliates were resold to unrelated third parties. Any margins earned by the Sellers’ affiliates are excluded from the accompanying combined statements.

(4)	Contingencies

The activities of the Alliance Operations are subject to potential claims and litigation in the normal course of operations. The Sellers’ management does not believe that any liability resulting from any pending or threatened litigation will have a materially adverse effect on the operations or financial results of the Alliance Operations. In accordance with Section 1.3 of the Agreements, the Sellers retain all rights, titles, claims, and interests associated with the Alliance Operations arising prior to the Effective Date.

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ALLIANCE OPERATIONS

Notes to Combined Statements of Revenues
and Direct Operating Expenses

December 31, 2007 and 2006

(5)	Excluded Expenses (Unaudited)

As discussed in note 1, certain costs and expenses of the Sellers have not been included in the accompanying combined statements of revenues and direct operating expenses. These costs include general and administrative expenses, interest, income taxes and other indirect expenses not allocated to the Alliance Operations. Such excluded costs are not reasonably known by management of the Sellers, and may not be indicative of future costs to be incurred by Quicksilver.

Also, depreciation, depletion, and amortization have been excluded from the accompanying combined statements of revenues and direct operating expenses as such amounts would not be necessarily be indicative of those expenses that will be incurred by Quicksilver due to Quicksilver’s new cost basis in the properties.

(6)	Cash Flow Information (Unaudited)

Capital expenditures relating to natural gas properties were $60.2 million and $29.3 million for the years ended December 31, 2007 and 2006, respectively. Capital expenditures relating to mid-stream assets were $4.6 million and $5.0 million for the years ended December 31, 2007 and 2006, respectively. The mid-stream assets represent approximately 30 miles of pipeline that connects the Alliance Operations’ wells to a network of interstate pipelines. Other cash flow information is not available on a stand-alone basis for the Alliance Operations.

(7)	Supplemental Information for Natural Gas Producing Activities (Unaudited)

Supplemental natural gas reserve information related to the Alliance Operations is presented in accordance with the requirements of Statement of Financial Accounting Standards No. 69, Disclosures about Oil and Gas Producing Activities (SFAS No. 69).

Because natural gas reserves are based on many assumptions, all of which may substantially differ from actual results, reserve estimates and timing of development and production may be significantly different from the actual quantities of natural gas that are ultimately recovered and the timing of such production. In addition, results of drilling, testing, and production after the date of an estimate may justify material revisions to the estimates.

Estimated Proved Reserves

Proved natural gas reserves are estimated and prepared in accordance with SEC guidelines and are a function of: (i) the quality and quantity of available data, (ii) the interpretation of that data, (iii) the accuracy of various economic assumptions used, and (iv) the judgment of the persons preparing the estimate.

The volumes of proved natural gas reserves shown are estimates, which, by their nature, are subject to later revision. These proved natural gas reserves were estimated utilizing all available geological and reservoir data as well as production performance data.

5	(Continued)

ALLIANCE OPERATIONS

Notes to Combined Statements of Revenues
and Direct Operating Expenses

December 31, 2007 and 2006

The following table sets forth estimates of the proved natural gas reserves (net of royalty interest) and changes therein, for the period indicated.

MMcf
January 1, 2006	38,469
New discoveries and extensions	24,654
Revisions of previous quantity estimates	(3,901)
Production	(6,937)
December 31, 2006	52,285

New discoveries and extensions	80,752
Revisions of previous quantity estimates	1,010
Purchase of minerals in place	1,001
Production	(11,926)
December 31, 2007	123,122

Proved developed reserves as of:
December 31, 2006	50,282
December 31, 2007	113,834

Proved undeveloped reserves as of:
December 31, 2006	2,002
December 31, 2007	9,288

Estimates of future net cash flows from proved reserves were prepared by the Sellers’ engineers. The price estimates used for the development of future cash inflows were $5.23 and $4.19 per Mcf of natural gas for 2007 and 2006, respectively. Estimated future cash flows are reduced by estimated future development, production, abandonment, and dismantlement costs based on year-end cost levels, assuming continuation of existing economic conditions.

Standardized Measure of Discounted Future Net Cash Flows

The present value of future net cash flows does not purport to be an estimate of the fair market value of the Alliance Operations proved reserves. An estimate of fair value would also take into account, among other things, anticipated changes in future prices and costs, the expected recovery of reserves in excess of proved reserves and a discount factor more representative of the time value of money, and the risks inherent in producing natural gas.

6	(Continued)

ALLIANCE OPERATIONS

Notes to Combined Statements of Revenues
and Direct Operating Expenses

December 31, 2007 and 2006

The following table sets forth estimates of the standardized measure of discounted future net cash flows from proved reserves of natural gas for the years indicated.

	Year ended December 31
	2007	2006
Future cash inflows	$644,066,590	218,844,550
Future production costs	(152,972,590)	(59,054,470)
Future development costs	(16,824,700)	(5,556,000)
Future net cash flows	474,269,300	154,234,080
10% discount for estimating timing of cash flows	(235,744,770)	(71,240,860)
Standardized measure of discounted future net cash flows relating to natural gas reserves	$238,524,530	82,993,220

The following table sets forth the changes in standardized measure of discounted future net cash flows related to proved natural gas reserves for the years indicated.

	Year ended December 31
	2007	2006
Beginning of year	$82,993,220	100,049,390

Sales of natural gas produced, net of production costs	(52,981,850)	(32,741,182)
Net changes in prices and production costs	26,296,960	(27,474,404)
Extensions and discoveries, net of related costs	173,366,856	48,446,038
Revisions of previous quantity estimates	2,909,893	(8,353,407)
Development costs incurred during the year	4,506,000	—
Accretion of discount	8,299,322	10,004,939
Timing and other	(6,865,871)	(6,938,154)
Net change	155,531,310	(17,056,170)
End of year	$238,524,530	82,993,220

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